EUROPEAN MICRO HOLDINGS, INC.


                         INDEPENDENT ACCOUNTANTS' REPORT

                                  EXHIBIT 15.01


We have reviewed the accompanying consolidated condensed balance sheet of European Micro Holdings, Inc. and subsidiaries as of March 31, 2000, and the related consolidated condensed statements of operations for the three-month and nine-month periods then ended, and the related consolidated condensed statements of stockholders' equity and cash flows for the nine-month period then ended. These financial statements are the responsibility of the company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated condensed financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of European Micro Holdings, Inc. and subsidiaries as of June 30, 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated August 20, 1999, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated condensed balance sheet at June 30, 1999, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

The accompanying consolidated condensed financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the consolidated condensed financial statements, the Company has suffered losses from operations in the current quarter and is out of compliance with loan covenants of certain of its debt agreements. In addition, certain other loan agreements contain contractual provisions which allow the lender to accelerate the maturity of such borrowings. Such conditions indicate that the Company may be unable to continue as a going concern. Management's plans in regard to these matters are also described in Note 11. The consolidated condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG

Nashville, TN
May 8, 2000